EXHIBIT 3.1
ORGANIZATION CERTIFICATE
THE FEDERAL HOME LOAN BANK OF
DES MOINES
     The undersigned directors of the Federal Home Loan Bank of Des Moines, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;
     Now, Therefore, in order that the statues of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.
1.	The title of this Bank shall be the FEDERAL HOME LOAN BANK OF Des Moines,

2.	The location of the principal office of this Bank will be in the City of Des Moines, State of Iowa, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3.	This Bank shall be established in the City of Des Moines, State of Iowa, in District Number Eight, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Eight as now defined is as follows:

The States of Iowa, Minnesota, Missouri, North Dakota and South Dakota.

4.	This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

5.	The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank from shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

6.	This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Des Moines, and is subject to such changes or additions, not inconsistent with law, and the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

7.	The Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

In witness whereof, We, the directors aforesaid, have herunto set our hands this 13th day of October, 1932.
Name /s/ Frank Schlick
Address c/o Field Schlick, Inc., St. Paul Minnesota
Name /s/ A. C. Hunt
Address Rapid City, S.D.
Name /s/ O. R. Kreutz
Address Sioux City, Iowa
Name /s/ H. R. Hanger
Address Dubuque, Iowa
Name /s/ F. B. McAneney
Address Fargo, No. Dak.
Name /s/ E. J. Russell
Address St. Louis, Mo.
Name /s/ Angus Grant
Address Duluth, Minn.
Name /s/ Jas. L. McQuie
Address Kirkwood, Mo.
Name /s/ A. F. Ellfeldt
Address Kansas City, Mo.
Name /s/ Charles B. Robbins
Address Cedar Rapids, Iowa
Name /s/ Franklin P. Stevens
Address Kansas City, Missouri

State of Iowa	ü ý þ

ss:

County of Polk
     Be it remembered, that on this 13th day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came

A. C. Hunt	O. R. Kreutz

H. R. Hanger	F. B. McAneney

E. J. Russell	Angus Grant

Jas. L. McQuie	A. F. Ellfeldt

Chas. B. Robbins	Franklin P. Stevens

and                     , personally known to me to be the same persons who executed the foregoing writing and duly acknowledged the making and execution of the same as their act and deed.

/s/ E. S. Tesdell
Notary Public
[seal]
My commission expires July 4, 1933
State of Minnesota
                  ss:
County of Ramsey
     Be It Remembered, that on this 26th day of October, 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came Frank Schlick, personally known to me to be the same person who executed the foregoing writing and duly acknowledged the making and execution of the same as his act and deed.

/s/ H.A. Kottke
Notary Public
[seal]
My commission expires April 18, 1937.

     I hereby certify that the foregoing certificate, which was made and executed on the 13th day of October, 1932, by the directors of the Federal Home Loan Bank of Des Moines, was filed with and approved by the Federal Home Loan Bank Board on the 31st Day of October, 1932.
     Given under my hand this 31st day of October, 1932

/s/ William E. Murray
Secretary, Federal Home Loan Bank Board

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